Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-167025, 333-174076, 333-188847, 333-182505, 333-181589 and 333-188849), Form S-3MEF (No. 333-185526), and Form S-8 (No. 333-151154, 333-153847, 333-175763, 333-174819, 333-183300, 333-182578, and 333-190540) of our report dated March 17, 2014, relating to the consolidated financial statements of Galena Biopharma, Inc., and the effectiveness of internal control over financial reporting of Galena Biopharma, Inc., appearing in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Moss Adams LLP

Portland, Oregon
March 17, 2014